UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 18, 2008

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written  communications  pursuant to Rule 425 under the  Securities Act  (17 CFR 230.425)

[   ]  Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2008, Altair Nanotechnologies Inc. (the “Company”) entered into a Separation Agreement and Release of All Claims (the “Agreement”) with Dr. Alan Gotcher, the Company’s former Chief Executive Officer and a director.   Consistent with the separation provisions of Dr. Gotcher’s employment agreement with the Company, the Agreement includes a release of all claims against the Company by Dr. Gotcher and an affirmation of the noncompetition, nonsolicitation, nondisclosure and related covenants in his employment agreement.  Dr. Gotcher also resigned as a member of the Company’s Board of Directors pursuant to the Agreement.

The Agreement includes a confirmation of Dr. Gotcher’s right under his employment agreement to receive severance that includes his termination-date base salary and medical benefits for one year.  In order to resolve an ambiguity in the employment agreement concerning the bonus portion of Dr. Gotcher’s severance package, the parties substituted a $240,000 cash payment for Dr. Gotcher’s right under his employment agreement to participate in the Company’s 2008 incentive plan.   The Agreement also includes mutual nondisparagement covenants.

The description of the employment agreement set forth above is, by its nature, a summary description and omits certain detailed terms set forth in the underlying agreement.  The summary set forth above is qualified by the terms and conditions of the agreement attached as Exhibit 10.1 to this Current Report.

Item 5.02 Departure of Directors or Principals Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Agreement described in Item 1.01 above, on April 18, 2008, Alan Gotcher resigned as a director of the Company.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

10.1 Separation Agreement and Release of All Claims with Dr. Gotcher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: April 23, 2008	By /s/ John Fallini
John Fallini, Chief Financial Officer